Exhibit 5.3
[Letterhead of JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.]
October 10, 2006
PHI, Inc.
2001 S.E. Evangeline Thruway
Lafayette, Louisiana 70508
Ladies and Gentlemen:
     We have acted as Florida counsel to HELEX, L.L.C., a Florida limited liability company (the “Florida Guarantor”) and wholly-owned subsidiary of PHI, Inc., a Louisiana corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of (i) the proposed offer by the Company to exchange (the “Exchange Offer”) all outstanding 7.125% Senior Notes due 2013 ($200 million aggregate principal amount outstanding) (the “Unregistered Notes”) of the Company for 7.125% Senior Notes due 2013 ($200 million aggregate principal amount) (the “Registered Notes”) of the Company and (ii) the guarantees (the “Guarantees”) pursuant to the Indenture referred to below of the Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Unregistered Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of April 12, 2006 (the “Indenture”), among the Company, the Registrant Guarantors and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
     In rendering the opinions expressed below, we have examined the (i) Purchase Agreement dated as of April 7, 2006, by and among the Company, the Registrant Guarantors and UBS Securities LLC (the “Purchase Agreement”) and (ii) corporate records of the Florida Guarantor, including without limitation its organizational documents, stock records and records of the proceedings of its owners and governing bodies and committees thereof. We have also relied upon factual representations made by the Company in the Purchase Agreement and upon such other documents, records, certificates and other instruments, including certificates of public officials and officers of the Company and the Florida Guarantor, as we considered necessary or appropriate in connection with rendering the opinions expressed below.
     In our examination of such documents, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as conformed, certified, electronic or photostatic copies, (iii) the accuracy and completeness of all corporate records made available to us by the Company, (iv) the genuineness of all signatures on all documents and instruments examined by us and (v) the power and legal capacity of all persons (other than the Florida Guarantor) who have executed documents reviewed by us.

PHI, Inc.
October 10, 2006

     Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:
1. The Florida Guarantor (a) is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Florida, (b) has all requisite corporate power and authority to own its property and carry on its business as currently being conducted, and (c) is qualified to do business and is in good standing in Florida.
2. The consummation of the Exchange Offer does not violate the charter, by-laws or other organizational documents of the Florida Guarantor.
3. The Guarantee of the Registered Notes by the Florida Guarantor has been duly authorized by the Florida Guarantor.
     The foregoing opinions are limited to the Business Corporation Laws of the State of Florida, the applicable provisions of the Florida constitution, and reported judicial decisions interpreting these laws (“Laws”) and assume that, as of any relevant time, there will not have been any change in Laws affecting the matters addressed herein. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.
     We consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE, L.L.P.